Exhibit 10.2

PUBLIC STORAGE

2016 EQUITY AND PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN

STOCK UNIT AGREEMENT

THIS STOCK UNIT AGREEMENT (the “Agreement”) is made as of [Grant#Date] (the “Grant Date”), by and between Public Storage (the “Company”) and [Participant#Name] (the “Participant”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Company’s 2016 Equity and Performance-Based Incentive Compensation Plan (as amended and/or restated from time to time, the “Plan”).

WHEREAS, the Board of Trustees of the Company has duly adopted, and the shareholders of the Company have duly approved, the Plan, which provides for the grant to Service Providers of Stock Units relating to the Company’s common shares of beneficial ownership, par value $.10 per share (the “Stock”), which may be granted from time to time as the Committee so determines.

WHEREAS, the Company has determined that it is desirable and in its best interests to grant to the Participant, pursuant to the Plan, Stock Units relating to a certain number of shares of Stock as compensation for services rendered to the Company, and/or in order to provide the Participant with an incentive to advance the interests of the Company, all according to the terms and conditions set forth herein.

NOW,  THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, the Company and the Participant hereby agree as follows:

1.	GRANT OF STOCK UNITS.

Subject to and pursuant to the terms of the Plan (the terms of which are incorporated by reference herein), the Company hereby grants to the Participant [No#of#RSUs#Granted] Stock Units, on the terms and subject to the conditions set forth in this Agreement.

2.	VESTING OF STOCK UNITS.
2.1.	Generally.

Subject to the Participant’s continued Service from the Grant Date through each applicable Vesting Date, rights in respect of [Yearly#%] of the number of Stock Units shall vest on each of the first [five#eight] anniversaries of the Grant Date (each, a “Vesting Date”).    Any resulting fractional shares shall be rounded to the nearest whole share and shall be rounded up or down as necessary as of the last Vesting Date; provided, in all cases, the Participant cannot vest in more than the number of Stock Units subject to this Agreement.  No Stock Units shall vest after the Participant’s Service has terminated for any reason.

2.2.	Special Vesting Provisions. Notwithstanding anything to the contrary in Section 2.1:

2.2.1. Death or Disability.  Upon the Participant’s death or Disability, all Stock Units granted to the Participant pursuant to this Agreement that have not previously vested shall immediately become vested.

2.2.2. Retirement.    If the Participant’s Service is terminated by reason of such Participant’s Retirement, all Stock Units granted to the Participant pursuant to this Agreement that have not previously vested shall immediately become vested as of the Participant’s Retirement Date (or upon the Revocation Expiration Time, if applicable and later).  For purposes of this Agreement, “Retirement” means the Participant’s termination of Service other than due to death, Disability, or Cause if:

(a)by the Retirement Date the Participant is at least 55 years old and has provided at least 10 years of Service as defined in the Plan and applied by the Company’s HR department (generally including service with the Company, PS Business Parks, and their Affiliates);

[Participant#Name]/[Employee#ID#No]

[Grant#Date]/[Grant#Code]

[five#eight] year vesting

(b)by the Retirement Date the sum of the Participant’s age and total years of Service equals at least 80;

(c)the Participant provided the Company written notice of the Participant’s intention to retire at least 12 months’ prior to the Retirement Date;

(d)on or prior to the Retirement Date the Participant has entered into a separation agreement, in a form acceptable to the Company, which includes a full release of claims and certain restrictive covenants as of the date of Retirement,  and if the execution of such separation agreement is subject to a revocation period by applicable law, the separation agreement has not been revoked and the applicable revocation period, which may not exceed 10 days, has expired (the “Revocation Expiration Time”); and

(e)subject to the Participant’s continued Service through both the Certification Date and the Retirement Date, the Equity Awards Committee has taken separate action to establish a date of termination of Service for the Participant (the “Retirement Date”) and to approve such accelerated vesting for such Participant (the date of such action by that committee, the “Certification Date”); provided, however, that (i) the Participant shall have no right to such accelerated vesting if that committee does not take action to approve such accelerated vesting for such Participant or revokes its approval before the Retirement Date; and (ii) if the Participant’s Service is terminated for any reason other than death or Disability prior to such Retirement Date,  any Stock Units held by the Participant that have not vested shall terminate immediately, and the Participant shall forfeit any rights with respect to such unvested Stock Units as of such termination of Service.

2.3.	Restrictions on Transfer.

The Participant may not sell, transfer, assign, pledge, or otherwise encumber or dispose of the Stock Units.

3.	TERMINATION OF SERVICE.

Upon the termination of the Participant’s Service for any reason, other than by reason of death,  Disability, or Retirement (pursuant to Section 2.2.2), any Stock Units held by the Participant that have not vested shall terminate immediately, and the Participant shall forfeit any rights with respect to such unvested Stock Units as of such termination of Service.

4.	Delivery of Shares.
4.1.	Delivery Dates.

Delivery of the shares of Stock represented by the Participant’s vested Stock Units shall be made as soon as administratively practicable following the date on which such Stock Units vest; provided, however, that such delivery shall occur no later than March 15th of the calendar year following the calendar year in which such Stock Units vested.

4.2.	Issuance.

On or as promptly as is practicable after the respective delivery date(s), the Company will issue the shares of Stock registered in the name of the Participant, the Participant’s authorized assignee, or the Participant’s legal representative, as applicable. The Company may reasonably postpone the issuance of the shares of Stock until it receives satisfactory proof that the issuance of such shares of Stock will not violate any of the provisions of the Securities Act or the Exchange Act, any rules or regulations of the Securities and Exchange Commission promulgated thereunder, or the requirements of applicable state or foreign law relating to authorization, issuance, or sale of securities, or until there has been compliance with the provisions of such acts or rules; provided that the delivery shall be made at the earliest date at which the Company reasonably anticipates that it will not cause such violation. The Company may also reasonably postpone the issuance of the shares of Stock in the event of the Participant’s death until it receives such evidence as the Committee deems necessary to establish the validity of the issuance to the Participant’s estate.  Notwithstanding the provisions of this Section 4.2, the Company will not act in a manner as to cause the delivery of the shares of Stock to fail to be exempt from Section 409A or to comply with the requirements of Section 409A, as applicable.    Upon the issuance of the shares, Participant’s payment of the aggregate par value of the shares delivered to Participant will be deemed paid by Participant’s past Services to the Company or its Affiliates.

5.	DIVIDEND AND VOTING RIGHTS.

The Participant shall have none of the rights of a shareholder with respect to the Stock Units.  Notwithstanding the foregoing, the Participant shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding shares of Stock, a cash payment for each Stock Unit held as of the record date for such dividend equal to the per-share dividend paid on the shares of Stock, which cash payment shall be made at the same time as the Company’s payment of a cash dividend on its outstanding shares of Stock.

6.	WITHHOLDING OF TAXES.

The Company and any Affiliates shall have the right to deduct from payments of any kind otherwise due to the Participant any federal, state, or local taxes of any kind required by law to be withheld with respect to the Stock Units.  The Participant shall pay to the Company or its Affiliates any amount that the Company or its Affiliates may reasonably determine to be necessary to satisfy such withholding obligation.  Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the Participant may elect to satisfy such obligations, in whole or in part, (a) by causing the Company to withhold shares of Stock otherwise deliverable or (b) by delivering to the Company shares of Stock already owned by the Participant.  The shares of Stock so delivered or withheld shall have a Fair Market Value not exceeding the minimum amount of tax required to be withheld by applicable law.  The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined.  A Participant who has made an election pursuant to this Section 6 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

7.	DISCLAIMER OF RIGHTS.

No provision of this Agreement shall be construed to confer upon the Participant the right to continue in Service, or to interfere in any way with the right and authority of the Company or any Affiliate either to increase or decrease the compensation of the Participant at any time, or to terminate the Participant’s Service.

8.	DATA PRIVACY.

To administer the Plan, the Company and its Affiliates may process personal data about the Participant. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about the Participant such as home address and business addresses and other contact information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.  By accepting this grant, the Participant hereby gives express consent to the Company and its Affiliates to process any such personal data.  The Participant also gives express consent to the Company to transfer any such personal data outside the country in which Participant works, including, with respect to non-U.S. resident participants, to the United States, to transferees who will include the Company and other persons who are designated by the Company to administer the Plan.

9.	CONSENT TO ELECTRONIC DELIVERY OF MATERIALS.

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, the Participant agrees that the Company may deliver the Plan’s prospectus and any annual reports to the Participant in an electronic format. If at any time the Participant would prefer to receive paper copies of these documents, as the Participant is entitled to, the Company would be pleased to provide copies. The Participant may contact the Company’s Legal Department to request paper copies of these documents.

10.	INTERPRETATION OF THE AGREEMENT.

All decisions and interpretations made by the Committee with regard to any question arising under the Plan or this Agreement shall be binding and conclusive on the Company and the Participant and any other person.  In the event that there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

11.	SECTION 409A.

The grant of Stock Units under this Agreement is intended to comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A.  The Company, however, will have no liability to the Participant if Section 409A is determined to apply and adversely affects the Participant.    With respect to payments under this Agreement, for purposes of Section 409A, each payment (if there is more than one payment) will be considered one of a series of separate payments.    If at the time of the Participant’s separation from service, (a) the Participant is a “specified employee” (as defined in Section 409A and using the identification methodology selected by the Company from time to time), and (b) the Company makes a good faith determination that an amount payable on account of such separation from service to the Participant constitutes “deferred compensation” (within the meaning of Section 409A), payment to the specified employee may not be made before the date that is six months after the date of the Participant’s separation from service from the Company or its Affiliates (or, if earlier, the date of the Participant’s death).

With respect to any amount payable under this Agreement to the Participant that constitutes “deferred compensation” (within the meaning of Section 409A), payment under this Agreement may not be accelerated upon a Change in Control under the Plan, unless such Change in Control is also a “change in control” (as defined in Section 409A) or unless otherwise permitted by Section 409A.  Upon a Change in Control under the Plan that is not a “change in control” (as defined in Section 409A), such payment shall be made on the next payment date permitted by Section 409A.

12.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Maryland, except that if Participant’s principal place of employment is in California, then this Agreement will be governed by the laws of the State of California, in either case without giving effect to any choice or conflict of law provision or rule.

13.	BINDING EFFECT.

Subject to all restrictions provided for in this Agreement and by applicable law, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, transferees and assigns.

14.	CLAWBACK.

The Stock Units shall be subject to mandatory repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable laws, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.

15.	ENTIRE AGREEMENT.

This Agreement and the Plan constitute the entire agreement regarding this grant and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.    Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated except by a written instrument signed by the Company and the Participant; provided, however, that the Company unilaterally may amend, waive, discharge, or terminate any provision hereof to the extent that such amendment, waiver, discharge, or termination does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed on their behalf, as of the Grant Date.

PARTICIPANT:	PUBLIC STORAGE:
By:
[Participant#Name]	Name: [Officer#Name] Title: [Officer#Title]

ADDRESS FOR NOTICE TO PARTICIPANT:

[No#Street#Participant#Address] [City#State#Zip#Participant#Address]

(RSUF02)

Signature Page to the Stock Unit Agreement; [Grant#Code]

Merge fields:

name of field:	example:
[Participant#Name]	Peggy J. Smith
[Employee#ID#No]	000 111
[Grant#Date]	December 31, 2016
[Grant#Code]	RSU123
[No#of#RSUs#Granted]	1,000
[Yearly#%]	20% (or 12.5%)
[five#eight]	five (or eight)
[No#Street#Participant#Address]	123 Main Street
[City#State#Zip#Participant#Address]	Los Angeles, CA 90010
[Officer#Name]	Joe Jones
[Officer#Title]	Vice President